Exhibit 10.3

Restricted Stock Award Rescission Agreement
This Restricted Stock Award Rescission Agreement (this “Rescission Agreement”) is entered into as of October 31, 2013 (the “Rescission Date”), by and between Mary Jo Pile (the “Executive”) and Aéropostale, Inc. (the “Company”), (each, a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, the Executive and the Company are parties to that certain [Fiscal 2013 Restricted Stock Award Agreement] as of March 29, 2013 (the “Grant Date”) (the “Award Agreement”), a copy of which is attached as Exhibit A hereto;
WHEREAS, under the Award Agreement, the Executive was granted 58,824 shares of restricted stock (the “Award”), under the Aéropostale, Inc. 2002 Long-Term Incentive Plan, as amended and restated as of May 10, 2007;
WHEREAS, under the terms of the Award Agreement the Award is scheduled to vest in full on March 29, 2016 (the “Vesting Date”);
WHEREAS, as of the Grant Date, it was the intent of the Parties that the Executive would not incur any federal income tax with respect to the Award for the period beginning on the Grant Date and ending prior to the Vesting Date;
WHEREAS, the Award is subject to a retirement policy adopted by the Compensation Committee of the Company’s board of directors (the “Retirement Policy”), under which the Executive is currently eligible to retire at any time, upon which the Award will vest in full;
WHEREAS, subsequent to the Grant Date, the Parties discovered that as a result of the Executive’s current eligibility under the Retirement Policy, under Section 83 of the Internal Revenue Code of 1986, as amended, the full value of the Award is currently includible in the Executive’s gross income for federal income tax purposes for tax year 2013 notwithstanding the vesting provision under the Award Agreement;
WHEREAS, given the Parties’ intent that the Award would not be subject to federal income tax, each Party hereto has determined that it is in the best interest of the Parties to rescind the Award ab initio in accordance with Revenue Ruling 80-58, 1980-1 C.B. 181, and to revoke the terms and conditions set forth in the Award Agreement; and
WHEREAS, no consideration has been paid or promised to either Party in order to induce assent to the rescission of the Award.
NOW, THEREFORE, the Parties hereto do hereby agree as follows:

1.
Rescission of the Award. The Award is hereby unconditionally and irrevocably rescinded ab initio, and is neither valid nor effective in any manner whatsoever. Each Party hereby acknowledges that he or it has been restored to the position such Party was in immediately before the Award was granted and the Award Agreement was executed. In connection with the rescission of the Award, the Parties agree as follows:

a.
The Parties hereto individually and jointly agree that all terms, conditions, covenants, representations and warranties in the Award Agreement are null and void ab initio and of no further force or effect.

b.
The Parties agree that any and all assets, property, securities or items of value that may have been assigned or transferred pursuant to the terms of the Award are hereby transferred and re-conveyed to the respective Party that assigned and/or transferred such items under the terms of the Award.

c.	The Parties shall treat the Award and Award Agreement as rescinded for all purposes and shall take no action inconsistent with such treatment.

d.
This Rescission Agreement and the rescission of the Award are binding upon each of the Parties and their respective legal representatives, successors and assigns and shall become effective automatically without further act on the part of any Party upon execution of this Rescission Agreement.

e.	The Parties acknowledge and agree that no consideration has been paid or promised to any Party to enter into this Rescission Agreement.
It is intended that the rescission of the Award meet the requirements of Revenue Ruling 80-58, 1980-1 C.B. 181 and that this Rescission Agreement shall be construed and interpreted in accordance with such intent.

2.
Mutual Release of Liabilities. Effective as of the Rescission Date, each Party, for itself and each of its respective successors and assigns, hereby fully and unconditionally releases and forever discharges the other Party, and their successors and assigns, of and from any and all actions, causes of action, suits, debts, obligations, claims, liabilities, and demands whatsoever that such Party has or may have in connection with or under the terms of the Award and the Award Agreement. Each Party hereby covenants to the other Party that with respect to any claim or obligation released by this Rescission Agreement, it will not directly or indirectly encourage, solicit, or voluntarily assist or participate in any way in the filing, reporting, or prosecution by itself or any third party of a suit, arbitration, mediation, or claim (including a third-party or derivative claim) against the other Party relating to any such released claim or obligation.

3.
Miscellaneous. This Rescission Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. For purposes of this Rescission Agreement, use of a facsimile, e-mail, or other electronic medium shall have the same force and effect as an original signature. This Rescission Agreement constitutes the final, complete, and exclusive statement of the agreement of the Parties with respect to the subject matter hereof, and supersedes any and all other prior and contemporaneous agreements and understandings, both written and oral, between the Parties. If any provision of this Rescission Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Rescission Agreement will remain in full force and effect. Any provision of this Rescission Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. This Rescission Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the Parties hereto have executed this Rescission as of the date first above written.

/s/ MARY JO PILE
Mary Jo Pile

Aéropostale, Inc.

By:	/s/ MARC D. MILLER
Name:	Marc D. Miller
Title:	EVP-Chief Financial Officer

[Restricted Stock Agreement]
EXHIBIT A
March 29, 2013

Mary Jo Pile
123 Chambers St Apt 3
New York, NY 10007

Re: Restricted Stock Agreement

Dear Mary Jo:

Aéropostale, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s Second Amended and Restated 2002 Long‑Term Equity Incentive Plan (the “Plan”), the Company’s Compensation Committee has granted to you shares (the “Grant”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as set forth below (the
“Restricted Stock”), subject to the terms and conditions set forth herein and in the Plan:

Number of shares of Restricted Stock	58,824
Date of Grant	3/29/2013
Vesting Date of Restricted Stock	3/29/2016

The Grant is intended to conform in all respects with and is subject to all applicable provisions of, the Plan
(which is incorporated herein by reference). Certain capitalized terms used herein are defined in the Plan. Inconsistencies between this Grant Agreement and the Plan shall be resolved in accordance with the terms of the Plan.
1.    Grant. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to you the Restricted Stock. Such Restricted Stock will be granted on the date of grant set forth above in the introductory paragraph of this letter (the “Grant Date”), but your right to receive the Common Stock will be held by the

Company until the date on which
the Restricted Stock vests (as described in paragraph 2 below), in each case subject to restrictions on transfer as set forth in this
Grant Agreement. On or promptly following the date on which the Restricted Stock vests (as described in paragraph 2 below), the certificates representing the Restricted Stock will be issued to you, and you shall have all of the rights of a holder of Common
Stock, including but not limited to the rights to receive dividends and vote the Common Stock following such date.
2.    Vesting.
(a)    Vesting. Subject to paragraphs 2(b) and 2(c) below, the Grant shall become fully vested three years after the Grant Date, as indicated by the Vesting Date of Restricted Stock set forth in the introductory paragraph of this letter.
(b)    Effect of Termination of Employment on Vesting. Subject to paragraph 2(c) below, at such time as you cease to be, or in the event that you do not become, a director, officer or employee of, or otherwise performing services for, the
Company or its Subsidiaries for any other reason, all shares of Restricted Stock on which the restrictions have not lapsed shall be immediately forfeited to the Company.
(c)    Acceleration of Vesting. Except as otherwise provided by the Committee, immediately prior to a Change in
Control or at such time as you cease to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death, Disability or Retirement during any period of restriction, all restrictions on outstanding shares of
Restricted Stock shall lapse.
(d)    Forfeiture of Restricted Stock. You hereby grant to each officer of the Company (acting solely) the power of attorney to take such actions on his behalf to cause the certificates representing the Restricted Stock to be cancelled in the event that the Restricted Stock is forfeited. Such power of attorney shall be without further action on behalf of the grantee.
3.    Taxes.

(a)    Payment of Taxes. The payment of any taxes arising as a result of this Grant shall be your responsibility.
You shall (i) pay to the Company or its designee, upon its demand such amount as may be demanded for the purpose of satisfying the Company's obligation to withhold federal, state, local or foreign income, employment or other taxes incurred by reason of the vesting of the Restricted Stock or your filing of a Section 83(b) election (the "Tax Withholding Amount") and (ii)
provide the Company with any forms, documents or other information reasonably required by the Company in connection with this
Grant. In order to satisfy the condition of clause (i), you may (a) make payment of the Tax Withholding Amount in United States dollars cash, (b) tender shares of common stock owned by you which have a fair market value equal to the Tax Withholding
Amount, such fair market value to be determined in such reasonable manner as may be provided from time to time by the
Committee or as may be required in order to comply with or conform to the requirements of any applicable or relevant laws or regulations, or (c) request that the Company withhold from the shares of Common Stock to be issued to you the number of shares which have a fair market value equal to the Tax Withholding Amount, based on the fair market value of the shares of Common
Stock determined as set forth in clause (b), (d) make payment in such other form as the Committee may determine in its sole discretion, or (e) tender a combination of the forms of payment provided for above in clauses (a) through (d) of this paragraph. If the amount requested for the purpose of satisfying the withholding obligation is not paid, the Company may refuse to furnish shares of the Restricted Stock.
(b)    Tax Advice. You have sought your own tax advice regarding this Grant.
4.    Company Requirement. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, the Tax Withholding Amount with respect to the Restricted Stock under this Grant Agreement.
5.    Transferability of Grant. Prior to the vesting of the Restricted Stock, you may not sell,

assign, transfer,
pledge, hypothecate or otherwise dispose of such Restricted Stock. Following the vesting of the Restricted Stock, you shall dispose of such Restricted Stock only in accordance with applicable securities laws and the Company’s trading policies for employees.
6.    Listing, Registration and Qualification. If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares of Common Stock subject to the Grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares of Common Stock thereunder, no shares of Common Stock may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.
7.    Adjustments. In the event of a reorganization, recapitalization, extraordinary cash dividend, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment in accordance with Section 15 of the Plan as it deems appropriate in the number and kind of shares of Common Stock covered by the Grant specified herein. Notwithstanding anything in this Grant Agreement to the contrary, the Committee may take the foregoing actions without your consent, and the determination of the Committee shall be conclusive and binding on all persons for all purposes.
8.    Amendment or Substitution of Grant. The terms of the Grant may be amended from time to time by the
Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of the vesting of the Grant); provided that, except as otherwise provided in paragraph 6 above, no such amendment shall adversely affect in a material manner any of your rights under the award without your written consent.

Accepted as of this 23rd day of April, 2013.

By:	/s/ MARY JO PILE
Name:	Mary Jo Pile

/s/ THOMAS P. JOHNSON
Name:	Thomas P. Johnson
Title:	Chief Executive Officer